Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Hologic, Inc. (“Hologic”) have been prepared to give effect to the proposed acquisition by Hologic of Gen-Probe Incorporated (“Gen-Probe”) (the “Gen-Probe Acquisition”). The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Hologic and Gen-Probe as of March 24, 2012 and gives effect to the Gen-Probe Acquisition as if it had been completed on that date. The unaudited pro forma condensed combined statement of operations for the six months ended March 24, 2012 and year ended September 24, 2011 combines the historical results of Hologic and Gen-Probe and gives effect to the Gen-Probe Acquisition as if it had occurred on September 26, 2010. Hologic and Gen-Probe have different fiscal year end dates. While the difference is more than 93 days, Gen-Probe’s results for its fiscal year ended December 31, 2011 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended September 24, 2011. As a result, Gen-Probe’s results of operations for the three months ended December 31, 2011 are included in the unaudited pro forma condensed combined statements of operations for both the year ended September 24, 2011 and the six months ended March 24, 2012. Gen-Probe’s summary financial results for the three months ended December 31, 2011, which are included in both of these periods, are as follows (in thousands):

Revenue	$158,175
Costs and operating expenses	$128,746
Income from operations	$29,429
Net income	$19,859

The unaudited pro forma condensed combined statement of operations for the twelve month period ended March 24, 2012 combines the historical results of Hologic and Gen-Probe and gives effect to the Gen-Probe Acquisition as if it had occurred on September 26, 2010. Hologic’s condensed statement of operations for the twelve month period ended March 24, 2012 is derived by adding the results for the six month period ended March 24, 2012 to the results for the year ended September 24, 2011 and subtracting the results for the six month period ended March 26, 2011. Gen-Probe’s condensed statement of operations for the twelve month period ended March 31, 2012 is derived by adding the results for the three month period ended March 31, 2012 to the results for the year ended December 31, 2011 and subtracting the results for the three month period ended March 31, 2011.

The historical consolidated financial information of Hologic and Gen-Probe has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Gen-Probe Acquisition and the related debt financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Gen-Probe Acquisition occurred as of the dates indicated or what such financial position or results will be for any future periods. There were no transactions between Hologic and Gen-Probe during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial information of Hologic and Gen-Probe, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical consolidated financial statements of Hologic as of March 24, 2012 and for the six months ended March 24, 2012 and March 26, 2011;

•	the separate historical consolidated financial statements of Hologic as of September 24, 2011 and September 25, 2010 and for each of the three years in the period ended September 24, 2011;

•	the separate historical consolidated financial statements of Gen-Probe as of March 31, 2012 and for the three months ended March 31, 2012 and 2011; and

•	the separate historical consolidated financial statements of Gen-Probe as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As such, the unaudited pro forma condensed combined balance sheet reflects the estimated consideration to be issued by Hologic to acquire Gen-Probe and has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the Gen-Probe Acquisition. Any differences between the estimated fair value of the consideration issued and the estimated fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Hologic with the services of outside valuation specialists after the closing of the Gen-Probe Acquisition. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Gen-Probe Acquisition. For example, if the fair value of the definite-lived intangible assets changed by 10%, there would be a corresponding $18.3 million annual increase or decrease in amortization expense.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final purchase accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets, increased interest expense on the assumed debt incurred to complete the Gen-Probe Acquisition, decreased interest income related to the assumed reduction in cash and marketable securities used to complete the Gen-Probe Acquisition and the tax impact related to these pro forma adjustments.

The unaudited pro forma condensed combined financial statements reflect the contemplated borrowings of $3.5 billion under the term loan facilities and a contemplated offering of notes for the Gen-Probe Acquisition. Amounts borrowed under the term loan facilities and the notes and the applicable interest rates have been estimated for the purposes of preparing these unaudited pro forma condensed combined financial statements and are subject to change based on the actual amounts borrowed, related fees and expenses and market changes that may result in a change in the actual interest rate applied to borrowings as compared to the rates assumed. For example, if the interest rates increase by 10% compared to the rates assumed, annual pro forma income before the provision for income taxes would decrease approximately $18.0 million. Similarly, if the Libor rate increased by 100 basis points as compared to the Libor rate assumed, annual pro forma income before provision for income taxes would decrease approximately $14.4 million.

The unaudited pro forma condensed combined statements of operations do not reflect certain amounts resulting from the Gen-Probe Acquisition because Hologic considers them to be of a non-recurring nature and are anticipated to be included in the income of Hologic within 12 months succeeding the transaction. These amounts include the estimated reduction in revenue of approximately $50.8 million to record an estimated receivable for future amounts due from Novartis for which there is no future contractual performance obligation related to Gen-Probe’s revenue-sharing arrangement, the cost of revenue impact of approximately $72.0 million for the write up of inventory to fair value, the reduction of deferred revenue of approximately $3.9 million for amounts that would not represent a contractual performance obligation at the close of the transaction, and $64.6 million of acquisition-related fees and expenses. The unaudited pro forma condensed combined statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the Gen-Probe Acquisition or any related restructuring or other costs necessary to achieve anticipated cost savings, operating synergies and revenue enhancements. Cost savings, if achieved, could result from streamlining of product development initiatives, rationalization of overlapping functional areas, such as sales and marketing and certain general and administrative functions, and consolidation of manufacturing resources and field service and support.

Based on Hologic’s preliminary review of Gen-Probe’s summary of significant accounting policies disclosed in Gen-Probe’s financial statements, other than a reclassification of certain Gen-Probe expenses to cost of revenue discussed in the accompanying notes to the unaudited pro forma condensed combined financial statements, the nature and amount of any adjustments to the historical financial statements of Gen-Probe to conform their accounting policies to those of Hologic are not expected to be significant. Upon completion of the Gen-Probe Acquisition, further review of Gen-Probe’s accounting policies and financial statements may result in required revisions to Gen-Probe’s policies and classifications to conform to Hologic’s.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 24, 2012

(In thousands)

	Reported As of March 24, 2012 March 31, 2012		Pro Forma Adjustments		Pro Forma Combined
	Hologic	Gen-Probe
Assets
Current Assets:
Cash and cash equivalents	$854,561	$138,774	$(563,655)	A	$429,680
Marketable securities	—	174,409	(174,409)	A	—
Trade receivables, net of allowances	326,290	67,199	50,836	B	444,325
Inventories	234,372	81,331	72,000	B	387,703
Deferred tax assets	34,333	8,707	(6,335)	C	36,705
Prepaid expenses and other current assets	41,475	21,841	60,509	D	123,825

Total current assets	1,491,031	492,261	(561,054)		1,422,238

Property and equipment, net	232,023	180,270	63,900	B	476,193
Marketable securities	—	88,101	(88,101)	A	—
Intangible assets, net	1,977,346	134,000	2,376,000	E	4,487,346
Goodwill	2,297,451	140,385	1,611,223	F	4,049,059
Other assets, net	50,405	61,246	76,388	G	188,039

Total assets	$6,048,256	$1,096,263	$3,478,356		$10,622,875

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$248,000	$(248,000)	A	$—
Accounts payable	65,843	14,260	—		80,103
Accrued expenses	404,368	45,545	—		449,913
Deferred revenue	123,611	1,413	(261)	B	124,763

Total current liabilities	593,822	309,218	(248,261)		654,779

Acquisition related debt financing	—	—	3,500,000	G	3,500,000
Convertible notes (principal $1,725,000)	1,527,027	—	—		1,527,027
Deferred income tax liabilities	871,606	19,283	1,038,442	C	1,929,331
Deferred revenue—long term	12,128	3,644	(3,644)	B	12,128
Other non-current liabilities	64,190	17,954	—		82,144
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	2,647	5	(5)	I	2,647
Capital in excess of par value	5,361,064	43,954	(43,954)	I	5,363,658
			2,594	H
Retained earnings (deficit)	(2,389,381)	699,460	(699,460)	I	(2,453,992)
			(64,611)	J
Accumulated other comprehensive income	6,671	2,745	(2,745)	I	6,671
Treasury stock, at cost	(1,518)	—	—		(1,518)

Total stockholders’ equity	2,979,483	746,164	(808,181)		2,917,466

Total liabilities and stockholders’ equity	$6,048,256	$1,096,263	$3,478,356		$10,622,875

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended September 24, 2011

(In thousands, except per share data)

	Hologic September 24, 2011	Gen-Probe December 31, 2011	Pro Forma Adjustments		Pro Forma Combined(T)
Revenue	$1,789,349	$576,234	$—		$2,365,583
Costs and expenses:
Cost of revenue	688,712	173,645	9,526	K	871,883
Cost of revenue—amortization of intangible assets	177,456	—	127,600	L	305,056
Research and development	116,696	112,742	1,885	M	231,323
Selling and marketing	286,730	68,396	(7,554)	K	347,572
General and administrative	158,793	71,394	1,615	N	231,802
Amortization of intangible assets	58,334	11,061	44,439	O	113,834
Contingent consideration—compensation expense	20,002	—	—		20,002
Contingent consideration—fair value adjustments	(8,016)	—	—		(8,016)
Gain on sale of intellectual property, net	(84,502)	—	—		(84,502)
Goodwill and asset impairment charges	—	12,746	—		12,746
Restructuring / divestiture and other charges	699	—	—		699

	1,414,904	449,984	177,511		2,042,399

Income from operations	374,445	126,250	(177,511)		323,184
Interest income	1,860	8,695	(10,002)	P	553
Interest expense	(114,846)	(2,070)	(191,272)	Q	(308,188)
Other-than-temporary impairment loss on equity investment	—	(39,482)			(39,482)
Loss on extinguishment of debt	(29,891)	—	—		(29,891)
Other expense, net	(4,182)	(236)	—		(4,418)

Income (loss) before provision for income taxes	227,386	93,157	(378,785)		(58,242)
Provision (benefit) for income taxes	70,236	43,033	(136,566)	R	(23,297)

Net income (loss)	$157,150	$50,124	$(242,219)		$(34,945)

Net income (loss) per common and common equivalent share:
Basic	$0.60	$1.06			$(0.13)

Diluted	$0.59	$1.04			$(0.13)

Weighted average number of common shares outstanding:
Basic	261,099	47,254	(47,254)	S	261,099

Diluted	264,305	48,387	(48,387)	S	261,099

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended March 24, 2012

(In thousands, except per share data)

	Hologic March 24, 2012	Gen-Probe March 31, 2012	Pro Forma Adjustments		Pro Forma Combined(T)
Revenue	$943,876	$311,557	$—		$1,255,433
Costs and expenses:
Cost of revenue	377,884	104,113	4,990	K	486,987
Cost of revenue—amortization of intangible assets	90,512	—	63,800	L	154,312
Research and development	57,639	56,788	943	M	115,370
Selling and marketing	155,999	36,101	(4,015)	K	188,085
General and administrative	87,898	35,194	739	N	123,831
Amortization of intangible assets	31,471	5,519	22,231	O	59,221
Contingent consideration— compensation expense	28,562	—	—		28,562
Contingent consideration—fair value adjustments	48,310	—	—		48,310
Gain on sale of intellectual property, net	(12,424)	—	—		(12,424)
Goodwill and asset impairment charges	—	12,746	—		12,746
Restructuring/divestiture and other charges	1,132	—	—		1,132

	866,983	250,461	88,688		1,206,132

Income from operations	76,893	61,096	(88,688)		49,301
Interest income	1,252	3,855	(4,509)	P	598
Interest expense	(58,021)	(1,089)	(95,596)	Q	(154,706)
Loss on extinguishment of debt	(42,347)	—	—		(42,347)
Other income (expense), net	3,519	(236)	—		3,283

(Loss) income before provision for income taxes	(18,704)	63,626	(188,793)		(143,871)
Provision (benefit) for income taxes	757	21,307	(79,612)	R	(57,548)

Net (loss) income	$(19,461)	$42,319	$(109,181)		$(86,323)

Net (loss) income per common and common equivalent share:
Basic	$(0.07)	$0.93			$(0.33)

Diluted	$(0.07)	$0.91			$(0.33)

Weighted average number of common shares outstanding:
Basic	263,309	45,621	(45,621)	S	263,309

Diluted	263,309	46,574	(46,574)	S	263,309

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended March 24, 2012

(In thousands, except per share data)

	Hologic March 24, 2012	Gen-Probe March 31, 2012	Pro Forma Adjustments		Pro Forma Combined(T)
Revenue	$1,862,003	$586,578	$—		$2,448,581
Costs and expenses:
Cost of revenue	727,396	184,073	9,690	K	921,159
Cost of revenue—amortization of intangible assets	181,367	—	127,600	L	308,967
Research and development	115,843	112,365	1,885	M	230,093
Selling and marketing	304,091	70,919	(7,736)	K	367,274
General and administrative	167,384	72,195	1,556	N	241,135
Amortization of intangible assets	60,757	11,015	44,485	O	116,257
Contingent consideration—compensation expense	47,509	—	—		47,509
Contingent consideration—fair value adjustments	44,469	—	—		44,469
Gain on sale of intellectual property, net	(12,424)	—	—		(12,424)
Goodwill and asset impairment charges	—	12,746	—		12,746
Restructuring / divestiture and other charges	1,381	—	—		1,381

	1,637,773	463,313	177,480		2,278,566

Income from operations	224,230	123,265	(177,480)		170,015
Interest income	2,245	10,498	(11,805)	P	938
Interest expense	(115,773)	(2,110)	(191,237)	Q	(309,120)
Other-than-temporary impairment loss on equity investment	—	(39,482)			(39,482)
Loss on extinguishment of debt	(42,347)	—	—		(42,347)
Other expense, net	(1,029)	(285)	—		(1,314)

Income (loss) before provision for income taxes	67,326	91,886	(380,522)		(221,310)
Provision (benefit) for income taxes	23,022	42,579	(154,125)	R	(88,524)

Net income (loss)	$44,304	$49,307	$(226,397)		$(132,786)

Net income (loss) per common and common equivalent share:
Basic	$0.17	$1.06			$(0.51)

Diluted	$0.17	$1.04			$(0.51)

Weighted average number of common shares outstanding:
Basic	262,641	46,554	(46,554)	S	262,641

Diluted	265,457	47,624	(47,624)	S	262,641

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands, except per share information)

1.	Description of Transaction

On April 29, 2012, Hologic entered into a definitive agreement to acquire Gen-Probe. Subject to the terms and conditions of the merger agreement, at the effective time and as a result of the Gen-Probe Acquisition, Gen-Probe will become a wholly owned subsidiary of Hologic, each share of common stock, including restricted stock, of Gen-Probe issued and outstanding immediately prior to the effective time of the Gen-Probe Acquisition will be cancelled and converted into the right to receive $82.75 in cash.

At the effective time, each Gen-Probe stock option granted prior to February 8, 2012 that is outstanding and unexercised immediately prior to the effective time shall be cancelled and converted at the effective time into the right to receive a cash payment equal to the excess, if any, of $82.75 over the exercise price per share previously subject to such Gen-Probe stock option. Upon completion of the Gen-Probe Acquisition, each outstanding stock option to purchase Gen-Probe common stock granted after February 8, 2012 will be converted pursuant to the merger agreement into a stock option to acquire shares of Hologic common stock on the same terms and conditions as were in effect immediately prior to the completion of the Gen-Probe Acquisition. The number of shares of Hologic common stock underlying each converted Gen-Probe stock option will be determined by multiplying the number of shares of Gen-Probe common stock subject to such stock option immediately prior to the completion of the Gen-Probe Acquisition by the option exchange ratio, as defined. The exercise price per share of each converted Gen-Probe stock option will be determined by dividing the per share exercise price of such stock option by the option exchange ratio. The fair value of the assumed options, whether vested or unvested, will be recorded as part of the purchase consideration transferred, as detailed in Note 3(b), to the extent that pre-acquisition services have been rendered. The remainder of the fair value of the unvested options will be recorded as compensation expense over the future vesting period in the periods following the Gen-Probe Acquisition completion date.

With respect to Gen-Probe performance shares, the performance periods applicable to each Gen-Probe performance share outstanding immediately prior to the effective time shall terminate immediately prior to the effective time, and 150% of the target number of Gen-Probe performance shares subject to each such Gen-Probe performance share award with respect to such performance period shall fully vest as of the effective time and shall be converted at the effective time into the right to receive a cash payment equal to $82.75 in cash for each performance share. With respect to Gen-Probe restricted stock, the vesting restrictions of each such share outstanding immediately prior to the effective time will lapse as of the effective time, and each such share of restricted stock will be cancelled and converted into the right to receive a cash payment equal to $82.75 in cash for each share of restricted stock.

In connection with the Gen-Probe Acquisition, Hologic intends to enter into (i) a senior secured term loan “A” facility in an aggregate principal amount of $1 billion, or the “Term Loan A Facility,” (ii) a senior secured term loan “B” facility in an aggregate principal amount of $1.75 billion, or the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities,” and (iii) a revolving credit facility with aggregate revolving commitments of $300 million, or the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “New Credit Facilities,” in each case among Hologic, as borrower, the guarantors thereunder, Goldman Sachs Bank USA, as administrative agent, and the other agents and lenders party thereto. Certain of the terms of the New Credit Facilities are subject to continuing negotiations between Hologic and its prospective lenders and could change the descriptions contained herein. In addition, we intend to sell $750 million of senior notes in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended. This is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The transaction is expected to be completed in the second half of calendar 2012 and is subject to the satisfaction of customary closing conditions, including approval by Gen-Probe’s shareholders and termination or expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (“HSR”), and under any similar foreign statutes and regulations applicable to the Gen-Probe Acquisition. On June 18, 2012, the waiting period under HSR expired.

2.	Basis of Presentation

The following unaudited pro forma condensed combined financial statements of Hologic have been prepared to give effect to the Gen-Probe Acquisition. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Hologic and Gen-Probe as of March 24, 2012 and gives effect to the Gen-Probe Acquisition as if it had been completed on that date. The unaudited pro forma condensed combined statement of operations for the six months ended March 24, 2012 and year ended September 24, 2011 combines the historical results of Hologic and Gen-Probe and gives effect to the Gen-Probe Acquisition as if it had occurred on September 26, 2010. Hologic and Gen-Probe have different fiscal year end dates. While the difference is more than 93 days, Gen-Probe’s results for the year ended December 31, 2011 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended September 24, 2011 because the difference in fiscal periods is one quarter. As a result, Gen-Probe’s results of operations for the three months ended December 31, 2011 are included in the unaudited pro forma condensed combined statements of operations for both the year ended September 24, 2011 and the six months ended March 24, 2012. Gen-Probe’s summary financial results for the three months ended December 31, 2011, which are included in both of these periods, are as follows:

Revenue	$158,175
Costs and operating expenses	$128,746
Income from operations	$29,429
Net income	$19,859

The unaudited pro forma condensed combined statement of operations for the twelve month period ended March 24, 2012 combines the historical results of Hologic and Gen-Probe and gives effect to the Gen-Probe Acquisition as if it had occurred on September 26, 2010. Hologic’s condensed statement of operations for the twelve month period ended March 24, 2012 is derived by adding the results for the six month period ended March 24, 2012 to the results for the year ended September 24, 2011 and subtracting the results for the six month period ended March 26, 2011. Gen-Probe’s condensed statement of operations for the twelve month period ended March 31, 2012 is derived by adding the results for the three month period ended March 31, 2012 to the results for the year ended December 31, 2011 and subtracting the results for the three month period ended March 31, 2011.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As such, the unaudited pro forma condensed combined balance sheet reflects the estimated consideration to be issued by Hologic to acquire Gen-Probe and has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the Gen-Probe Acquisition. Any differences between the estimated fair value of the consideration issued and the estimated fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by Hologic with the services of outside valuation specialists after the closing of the Gen-Probe Acquisition. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the closing of the Gen-Probe Acquisition.

Acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $64.6 million of anticipated acquisition-related transaction costs, including change-in-control and bonus payments owed at the effective time of the Gen-Probe Acquisition, of both companies as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of approximately $75 million in annual cost savings by the end of the third year following the Gen-Probe Acquisition or anticipated costs Hologic will incur to realize such synergies. These savings are expected to result from streamlining of product development initiatives, rationalization of overlapping functional areas, such as sales and marketing and certain general and administrative functions, and consolidation of manufacturing resources and field service and support. Although Hologic management expects that costs savings will result from the Gen-Probe Acquisition, there can be no assurance that these cost savings will be achieved.

3.	Purchase Price and Allocation

The following is a preliminary estimate of the purchase price for Gen-Probe:

Estimated cash to be paid to Gen-Probe stockholders and equity award holders based on consideration of $82.75 per share(a)	$3,937,166
Estimated fair value of outstanding Gen-Probe stock options to be exchanged for Hologic stock options(b)	2,594

Estimated purchase price	$3,939,760

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Purchase Price Allocation

Book value of net assets acquired	$746,164
Less: Gen-Probe’s historical intangible assets	(134,000)
Less: Gen-Probe’s historical goodwill	(140,385)
Less: Gen-Probe’s historical deferred income taxes related to intangible assets and stock-based compensation	14,107

Adjusted book value of assets acquired	485,886
Remaining allocation:
Increase inventory to fair value(f)	72,000
Decrease deferred revenue to fair value	3,905
Increase property and equipment to fair value(g)	63,900
Increase in accounts receivable(c)	50,836
Increase in income tax receivable(d)	60,509
Identifiable intangible assets at fair value(h)	2,510,000
Deferred income taxes liability(e)	(1,058,884)
Goodwill(i)	1,751,608

Estimated purchase price	$3,939,760

(a)	Assumes 45.4 million shares outstanding as of April 25, 2012, 5.0 million stock options (on a net basis of $82.75 per share less the applicable exercise price of the stock option), including the acceleration of unvested tranches for stock options granted prior to February 8, 2012, to be automatically exercised at closing, 0.2 million restricted stock units to be accelerated at closing, including the performance shares at 150%, and 0.1 million estimated shares to be issued under Gen-Probe’s Employee Stock Purchase Plan.

(b)	Represents the fair value of Gen-Probe stock options granted in 2012 for pre-merger services. ASC 805-10 requires that the fair value of replacement awards attributable to pre-merger service be included in the consideration transferred. The fair value of stock options allocated to pre-merger services was estimated as of May 25, 2012 to be $2.6 million using a binomial valuation model utilizing the assumptions noted below.

Risk-free interest rate	0.56%
Expected volatility	44.0%
Expected life (in years)	3.87
Dividend yield	0.0%
Weighted average fair value of stock options granted	$33.63

(c)	Represents the estimated fair value of cash to be received under Gen-Probe’s agreement with Novartis for the shipment of product to Novartis for which Gen-Probe has not received its portion under the revenue-sharing arrangement with Novartis as of March 31, 2012. Gen-Probe has no contractual performance obligation related to the product shipped to Novartis as of March 31, 2012.

(d)	Represents the estimated tax deduction Gen-Probe will receive from the automatic exercise of stock options and accelerated vesting of restricted stock units at closing.

(e)	Represents the estimated deferred income tax liability at statutory tax rates related to acquired tangible and intangible assets for which the amortization is not deductible for tax purposes ($2,649,805 x 40% = $1,059,922) slightly offset by the deferred tax asset related to the fair value of stock options assumed for pre-combination services recorded as part of the purchase price ($2,594 x 40% = $1,038).

(f)	As of the effective time of the Gen-Probe Acquisition, inventories are required to be measured at fair value. To estimate the required inventory step-up adjustment, Hologic utilized Gen-Probe’s inventory records underlying Gen-Probe’s disclosure of the elements of inventory in its first quarter 2012 Form 10-Q. Additionally, the estimated selling prices and selling and distribution costs used in determining the fair value were estimated using Gen-Probe historical results and Hologic’s experience with other acquisitions. This estimate of fair value is preliminary and the ultimate adjustment to inventory may vary once more information is available.

(g)	As of the effective time of the Gen-Probe Acquisition, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the Gen-Probe Acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. To estimate, the required step-up adjustment, Hologic utilized Gen-Probe’s fixed asset records underlying Gen-Probe’s disclosure of the components of property, plant and equipment in its first quarter 2012 Form 10-Q. Hologic estimated the fair value of property, plant and equipment using a combination of the cost and market approaches, depending on the component, and estimated that the fair value adjustment to increase property, plant and equipment would approximate $64 million. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. The estimated remaining useful life of the underlying assets, which resulted in the majority of the fair value adjustment other than land, is estimated to range from 4 to 5 years.

(h)	As of the effective time of the Gen-Probe Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

Based upon a preliminary valuation analysis, for purposes of these pro forma combined condensed financial statements, the fair value of identified intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Weighted Average Estimated Useful Life
Existing technology	$1,590,000	13
Customer relationships	560,000	12
Trade-names	100,000	12
In-process research and development	260,000	N/A

	$2,510,000

The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of existing technology of approximately $1.6 billion, representing five product families, in-process research and development of approximately $260.0 million, representing a number of projects, customer relationship assets of approximately $560.0 million, and trade-names of approximately $100.0 million.

The existing technology assets relate to currently marketed products and related instrument automation, and consideration was only given to products that have been approved by the FDA. In-process research and development projects relate to in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval to market the underlying product, which primarily pertains to receiving approval to perform certain diagnostic testing on Gen-Probe’s instrumentation, such as the PANTHER and TIGRIS. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all.

These preliminary estimates of fair value and estimated useful lives will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of definite lived intangible assets would cause a corresponding $18.3 million annual increase or decrease in amortization expense. Once the Gen-Probe Acquisition is completed, additional information may be obtained by Hologic regarding the specifics of Gen-Probe’s intangible assets, and additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Hologic only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Gen-Probe Acquisition.

(i)	After allocation of the preliminary purchase price to the estimated fair values of acquired assets and liabilities as of March 24, 2012, goodwill is approximately $1.75 billion. The factors contributing to the recognition of the amount of goodwill are based on several strategic and synergistic benefits that are expected to be realized from the Gen-Probe Acquisition. These benefits include the expectation that the combined company’s complementary products in the molecular diagnostics market with Gen-Probe’s fully automated product franchise will significantly broaden Hologic’s offering in women’s health and diagnostics. The combined company will benefit from a broader global presence and with Hologic’s direct sales force and marketing in Europe and its investment in China distribution, the growth prospects of Gen-Probe’s products are expected to be enhanced significantly. The combined company anticipates significant cross-selling opportunities within the diagnostics market through Hologic’s larger channel coverage and physician sales team.

4.	Pro Forma Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A) Reflects adjustments to cash related to the following:

Cash proceeds received from debt financing(a)	$3,500,000
Liquidation of Gen-Probe marketable securities(b)	262,510

Gross cash received	$3,762,510
Cash payment made to Gen-Probe equity-holders(c)	(3,937,166)
Estimated acquisition-related transaction costs of Hologic and Gen-Probe(d)	(64,611)
Estimated deferred financing costs incurred by Hologic(e)	(76,388)
Estimated repayment of Gen-Probe revolving credit facility(f)	(248,000)

Gross cash disbursed to fund the transaction	$(4,326,165)

$(563,655)

(a)	See item (G) below for long-term debt obligations.
(b)	Assumes that Gen-Probe’s marketable securities will be liquidated to fund the transaction.
(c)	Represents payment of cash to acquire equity interests, except for Gen-Probe stock options granted after February 8, 2012. See Note 3.
(d)	See item (J) below.
(e)	See item (G) below.
(f)	Assumes that Gen-Probe’s amounts outstanding under its revolving credit facility will be repaid in connection with the Gen-Probe Acquisition.

(B) To adjust Gen-Probe’s tangible assets and liabilities to their estimated fair value, as follows:

To record a receivable for estimated future amounts due from Novartis related to Gen-Probe’s revenue-sharing arrangement, for which there is no future contractual performance obligation. See Note 3(c).	$50,836

Adjust acquired inventory to an estimate of fair value. In the periods following consummation of the Gen-Probe Acquisition, Hologic’s cost of revenue will reflect the increased valuation of Gen-Probe’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. This is considered a non-recurring adjustment with no continuing impact on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income. See Note 3(f).

$72,000
Adjust for the estimated difference between the book value and the fair value of net property, plant and equipment. See Note 3(g).	$63,900
Adjust deferred revenue to estimated fair value. In the periods following consummation of the Gen-Probe Acquisition, amounts that would not represent a contractual performance obligation at the close of the transaction have been excluded from the pro forma condensed combined statement of operations as they are non-recurring items which are anticipated to be included in the income of Hologic within the 12 months succeeding the transaction, and other such amounts are uncertain to impact Hologic’s statements of operations in the future.	$(3,905)

(C) To record deferred taxes related to identified intangible assets and fair value adjustments, where required for step-up in basis for book purposes, at 40%, the estimated weighted average statutory tax rate, and the impact of adjusting deferred tax assets related to stock-based compensation. The adjustments to short-term tax assets and long-term deferred tax liabilities reflect the following:

Short Term Deferred Tax Assets:
Eliminate Gen-Probe’s historical stock based compensation deferred tax asset		$(10,024)
Eliminate Gen-Probe’s deferred tax liability related to intangible assets classified as short-term		3,689

Net adjustment to short-term deferred tax assets		$(6,335)

Long-Term Deferred Tax Liabilities:
Establish deferred tax liabilities (assets) for the following:
Increase in the basis of identified acquired intangible assets	$2,510,000
Increase in the basis of inventory	72,000
Increase in the basis of property, plant and equipment	63,900
Decrease in basis of deferred revenue	3,905

	$2,649,805
Estimated statutory tax rate	40%

		$1,059,922
Eliminate Gen-Probe’s historical deferred tax liability related to intangible assets		(35,477)
Record deferred tax asset for the fair value of pre-combination services related to Gen-Probe’s stock options that are assumed to be converted into Hologic stock options at the estimated statutory tax rate of 40%		(1,038)
Eliminate Gen-Probe’s historical stock based compensation deferred tax asset classified as long-term		15,035

Net adjustment to long-term deferred tax liabilities		$1,038,442

(D) To record estimated income taxes receivable of $60.5 million due to Gen-Probe as a result of tax deductions estimated to be approximately $190 million upon the automatic exercise and sale of stock options, that were granted prior to February 8, 2012, and the acceleration and sale of performance shares and restricted stock units at closing. Per the terms of Gen-Probe’s equity awards, the unvested tranches of stock options granted prior to February 8, 2012 and all performance shares and restricted stock awards become vested in connection with a change-in-control. At March 31, 2012, the unrecognized stock compensation expense related to these awards was approximately $35.0 million, which will be recognized in Gen-Probe’s statement of operations immediately before the Gen-Probe Acquisition is completed

(E) To reflect the acquired identifiable intangible assets at estimated fair value and elimination of Gen-Probe’s historical intangible assets as follows:

Estimated acquired intangible assets	$2,510,000
Eliminate Gen-Probe historical intangible assets	(134,000)

Intangible assets adjustment	$2,376,000

(F) To reflect goodwill from the Gen-Probe Acquisition and elimination of Gen-Probe’s historical goodwill as follows:

Estimated transaction goodwill (Note 3i)	$1,751,608
Eliminate Gen-Probe historical goodwill	(140,385)

Goodwill adjustment	$1,611,223

(G) To reflect the assumed increase in debt of $3.5 billion incurred to complete the Gen-Probe Acquisition. As noted above, Hologic has secured a fully committed debt financing from Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GS Lending”) for a portion of the cash consideration to effect the Gen-Probe Acquisition. For purposes of the unaudited pro forma condensed combined financial statements, Hologic has assumed it will borrow approximately $3.5 billion of the committed funding, which excludes the $300 million revolving credit facility, and use available combined cash and marketable securities of approximately $826.2 million to finance the remainder of the Gen-Probe Acquisition, repay amounts outstanding under Gen-Probe’s existing revolving credit facility and pay acquisition related fees and expenses. In connection with obtaining this financing and once the funding is completed, Hologic will owe financing fees to the lenders, and for purposes of the pro forma financial statements, Hologic has calculated such fees based on the debt commitment letter (the “Commitment Letter”) with GS Bank and GS Lending, dated April 29, 2012 and the estimated amounts to be borrowed. In addition, Hologic has incurred other costs directly related to the financing transaction. Accordingly, an aggregate of approximately $76.4 million of deferred financing costs is reflected as an adjustment to increase other assets.

(H) To record the fair value of pre-combination services related to Gen-Probe’s stock options that are assumed to be converted into Hologic stock options upon completion of the Gen-Probe Acquisition as purchase price. The fair value of Gen-Probe’s options was calculated pursuant to Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, as required by ASC Topic 805, Business Combinations. The Company utilized the Binomial Option Pricing Model to determine the fair value of these stock options and using the ratio of pre-combination services to the aggregate vesting period applied to the aggregate fair value to determine the amount allocable to the purchase price.

(I) To eliminate the historical stockholders’ equity accounts of Gen-Probe.

(J) To record estimated non-recurring costs of both companies for acquisition related transaction costs, including change-in-control payments and bonuses, aggregating $64.6 million.

5.	Pro Forma Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(K) Adjustments to cost of revenue are comprised of the following:

	Year Ended September 24, 2011	Six Months Ended March 24, 2012	Twelve Months Ended March 24, 2012
Depreciation on property, plant and equipment fair value adjustment(a)	$5,005	$2,503	$5,005
Elimination of Gen-Probe’s historical intangible asset amortization expense related to capitalized software costs	(3,033)	(1,528)	(3,051)
Reclassification of service expenses to cost of revenue from sales and marketing expense(b)	7,554	4,015	7,736

	$9,526	$4,990	$9,690

(a)	Reflects depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment used in manufacturing and instruments at customer locations recorded on Gen-Probe’s balance sheet over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.
(b)	Expenses incurred by Gen-Probe to service and maintain its instruments at customer locations are included in sales and marketing in Gen-Probe’s historical statements of operations. This adjustment reclassifies the expenses incurred to cost of revenue to conform to Hologic’s classification of such expenses.

(L) To record intangible asset amortization expense related to acquired developed technology intangible assets on a straight-line basis over a weighted average estimated life of 13 years. See Note 3(h) for additional information.

(M) To record depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment related to research and development over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.

(N) Adjustments to general and administrative expenses are comprised of the following:

	Year Ended September 24, 2011	Six Months Ended March 24, 2012	Twelve Months Ended March 24, 2012
Depreciation on property, plant and equipment fair value adjustment(a)	$2,560	$1,280	$2,560
Elimination of Gen-Probe’s historical intangible asset amortization expense related to patents	(945)	(541)	(1,004)

	$1,615	$739	$1,556

(a)	Reflects depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.

(O) Adjustments to amortization of intangible assets are comprised of the following:

	Year Ended September 24, 2011	Six Months Ended March 24, 2012	Twelve Months Ended March 24, 2012
New intangible asset amortization expense, excluding amounts recorded within cost of revenues(a)	$55,500	$27,750	$55,500
Elimination of Gen-Probe’s historical intangible asset amortization expense(b)	(11,061)	(5,519)	(11,015)

	$44,439	$22,231	$44,485

(a)	Reflects amortization expense of the estimated fair value of acquired intangible assets comprised of customer relationships and trade-names over their weighted average estimated useful lives of 12 years using the straight-line method of recognition. See Note 3(h) for additional information.

(b)	Gen-Probe’s historical amortization expense within this statement of operations line item includes amortization expense related to acquired technology-related intangible assets.

(P) Adjustments to interest income are comprised of the following:

	Year Ended September 24, 2011	Six Months Ended March 24, 2012	Twelve Months Ended March 24, 2012
Elimination of estimated Hologic interest income(a)	$(1,307)	$(654)	$(1,307)
Elimination of Gen-Probe’s historical interest and investment income(b)	(8,695)	(3,855)	(10,498)

	$(10,002)	$(4,509)	$(11,805)

(a)	This adjustment reflects the decrease in interest income based on the estimated decrease in Hologic’s cash available for investment as a result of estimated cash utilized for the Gen-Probe Acquisition of $424.9 million. The weighted average rate of return for the average cash balance of Hologic was calculated to be approximately 0.31% based on the income earned by Hologic for the year ended September 24, 2011 divided by the average interest bearing cash balance during this period. This rate was applied to the anticipated decrease in cash available for investment to estimate the additional decrease in interest income.

(b)	This adjustment reflects elimination of all of Gen-Probe’s interest and investment income under the assumption that all of Gen-Probe’s cash and marketable securities would be used to fund the transaction.

(Q) Adjustments to interest expense are comprised of the following:

	Year Ended September 24, 2011	Six Months Ended March 24, 2012	Twelve Months Ended March 24, 2012
New interest expense from the debt to fund the transaction(a)	$(193,351)	$(96,675)	$(193,351)
Elimination of Gen-Probe’s historical interest expense(b)	2,079	1,079	2,114

	$(191,272)	$(95,596)	$(191,237)

(a)

To reflect additional interest expense from the assumed increase in debt of $3.5 billion to complete the acquisition of Gen-Probe as discussed above and related financing costs incurred to obtain such debt, calculated as set forth in the table below based on the assumed rates set forth therein. Each of the Term Loan Facilities and the proposed notes will carry different interest rates, and based on the contemplated borrowings and contemplated interest rates under the Term Loan Facilities and the assumed rate of the notes, the weighted average interest rate is 5.14%. If the actual interest rate were to increase or decrease by 0.125% from the assumed rate, pro forma interest expense would change by $4.4 million. The amortization of anticipated deferred financing costs of $11.9 million per year and the annual commitment fee of $1.5 million on the Revolving Credit Facility were also included to determine the total increase in interest expense. The amortization of deferred financing costs was based on the assumed term of each of the Term Loan Facilities and the notes offered hereby. The repayment of the estimated financing requirements was not assumed for any of the statement of operations periods presented.

	Year Ended September 24, 2011	Six Months Ended March 24, 2012	Twelve Months Ended March 24, 2012
Cash interest on the Term Loan Facilities and the notes offered hereby (based on an assumed weighted average interest rate of 5.14%)	$(180,000)	$(90,000)	$(180,000)
Annual commitment fee	(1,500)	(750)	(1,500)
Deferred financing costs	(11,851)	(5,925)	(11,851)

	$(193,351)	$(96,675)	$(193,351)

(b)	To reflect the elimination of Gen-Probe’s interest expense related to amounts outstanding under its revolving credit facility, which is anticipated to be settled in connection with the acquisition.

(R) To record the tax benefit on pro forma loss before provision (benefit) before income taxes to reflect the estimated combined federal and state statutory tax rate of 40%. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including potential repatriation of earnings from subsidiaries outside the U.S. and geographical mix of taxable income affecting state and foreign taxes, among other factors. When the Gen-Probe Acquisition is completed and additional information becomes available, it is likely the applicable income tax rate will change. If the estimated statutory rate of 40% were to change by 10%, the effect on the pro forma net loss for the year ended September 24, 2011, six months ended March 24, 2012, and the twelve months ended March 24, 2012 would be approximately $2.3 million, $5.8 million, and $8.9 million, respectively.

(S) To reflect the elimination of Gen-Probe’s weighted average shares outstanding. The impact of options issued in connection with the Gen-Probe Acquisition is anti-dilutive as there is a pro forma net loss for all periods presented.

(T) The pro forma condensed combined statements of operations do not reflect estimated transaction expenses to be incurred by Hologic of approximately $38.7 million, including charges related to change of control payments and bonuses aggregating approximately $8.2 million, transaction expenses to be incurred by Gen-Probe of approximately $25.9 million, stock-based compensation expenses for the acceleration of vesting of outstanding stock options and restricted stock of approximately $35.0 million or the cost of revenue impact of approximately $72.0 million for the write up of inventory to fair value. The stock-based compensation charges will be recorded by Gen-Probe in the period that the proposed acquisition is completed.